Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

SITO Mobile, Ltd.

Jersey City, New Jersey

We hereby consent to the incorporation by reference on Form S-8 constituting a part of this Registration Statement of our report dated April 2, 2018, relating to the consolidated financial statements, of SITO Mobile, Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP
New York, New York
June 6, 2018